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                                                                   EXHIBIT 10.92

                   MASTER ENERGY EFFICIENCY SERVICES AGREEMENT
                                     BETWEEN
                          CITY OF SAN DIEGO, CALIFORNIA
                                       AND
                            ONSITE ENERGY CORPORATION

This Master Energy Efficiency Services Agreement (this "Agreement") is made as of November 22, 1999, by and between Onsite Energy Corporation, a Delaware corporation having its principal offices at 701 Palomar Airport Road, Suite 200, Carlsbad, CA 92009 ("Onsite"), and the City of San Diego, California, having offices at 1250 Sixth Avenue, San Diego, CA 92101 ("Customer"), for the evaluation, engineering, procurement, installation, operation and monitoring of energy conservation measures ("ECMs") at some or all of the Customer's facilities identified in each Amendment to this Agreement (the "Facilities"), all with reference to the following:

       A. The Public Utilities Commission of the State of California (the "CPUC") implemented a Standard Performance Contracting incentive program in or about the beginning of 1998 (and subsequently re-funded for 1999, and potentially beyond 1999) (the "SPC Program"), which currently is being administered by San Diego Gas & Electric Company ("SDG&E").

       B. Pursuant to the SPC Program, the CPUC is willing to purchase energy savings obtained from certain ECMs Onsite identifies and installs, all in accordance with the SPC Program.

       C. Customer issued a Request for Qualifications for Engineering Services and Performance Contracting on July 3, 1998 and a Request for Proposals for Engineering Services and Performance Contracting on August 12, 1998 (to which Onsite responded), notified Onsite of its selection on October 14, 1998, and now desires to participate in the SPC Program with Onsite to effect long term electricity savings and associated energy cost reduction at the Facilities.

       D. Onsite desires to identify and install ECMs at the Facilities to effect such savings for the benefit of Customer and to deliver energy savings from such ECMs to the CPUC in accordance with the terms of the SPC Program, and Customer desires to engage Onsite to perform the same.

NOW, THEREFORE, Onsite and Customer, for good and valuable consideration, the adequacy and sufficiency of which are hereby acknowledged, agree as follows:

1. DEFINITIONS. When used in this Agreement, the following terms shall have the meaning specified:

       A. AMENDMENT: An amendment to this Agreement executed by both Parties pursuant to Schedule A defining the specific conditions of the Work to be performed on a Phase of the Project.

       B. CHANGES: Material changes in the Operating Hours, material modifications, additions and/or deletions to Customer's equipment, material changes in the use of Customer's equipment, material changes in the use of the Facilities, the closure of any one of the buildings the comprise the Facilities, and variations in weather conditions. Customer shall deliver to Onsite a written notice of any actual or intended material changes in the use or condition of the Facilities occurring after the execution of this Agreement. A "material change" shall be defined as a change that reasonably could be expected to increase or decrease the amount of energy used at the Facilities by greater than +/- ten percent (10%) and may include a change in (i) the manner of use of the Facili-


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ties by Customer; (ii) the operating hours of any equipment, facilities or energy systems contained in the Facilities; (iii) the structure of the Facilities; (iv) occupancy rate; (v) types or amount of equipment used on the Facilities; or (vi) other conditions affecting energy use at the Facilities other than those caused by the Equipment. Similarly, Onsite may deliver a written notice to Customer if it believes a "material change" has occurred or if a modification to the baseline condition has occurred that would impact Onsite's guarantee of Energy Savings as compared to the final energy baseline.

       C. CONSTRUCTION DRAW SCHEDULE: For each Phase, the schedule pursuant to which Customer shall execute the Disbursement Authorizations, as set forth in the applicable Amendment.

       D. CONTRACT CHANGE ORDER: A written agreement between the Parties evidencing a change in the scope of the Work, Total Capital Cost and/or Customer Incentive Payment, as set forth in Section III below, substantially in the form attached hereto as Exhibit 1 and incorporated herein.

       E. CONTRACT DOCUMENTS: This Agreement, the attached General Terms and Conditions, Schedules, Amendments, Appendices, Exhibits, drawings, specifications, addenda issued prior to execution of the Agreement, and other documents in this Agreement and executed modifications thereto issued after execution of this Agreement.

       F. CUSTOMER INCENTIVE PAYMENT: That portion of the Incentive Payments payable by Onsite to Customer in accordance with Section VII.

       G. CURRENT MARKET VALUE ("CMV"): The total market value rate expressed in cents/kWh, including demand, $/therms of natural gas ("THR"), $/gallons of fuel oil ("GFO") and/or $/gallons of propane ("GP"), imposed by SDG&E, or other applicable servicing utility company or supplier, in the current monthly period, including applicable taxes, surcharges and franchise fees, if applicable.

       H. ENERGY CONSERVATION MEASURES ("ECMS") OR EQUIPMENT: The various items of equipment (including all hardware and software), devices or materials installed by Onsite at the Facilities for the purpose of improving the electric efficiency and fossil fuel consumption, or to reduce the utility costs of the Facilities.

       I. ENERGY SAVINGS: Electric energy reduction, expressed in kWh and kW of demand, and fossil fuel energy reduction, expressed in THR, GFO and GP, achieved through load reduction by installation of ECMs encompassed in the scope of the Project.

       J. ESTIMATED ENERGY SAVINGS: The amount of Energy Savings, expressed in kWh and kW of demand, estimated to be provided on an annual (and monthly) basis by means of a Phase and/or the Project pursuant to this Agreement and as set forth in each Amendment. The Estimated Energy Savings of each Phase shall be identified in the detailed energy audit completed and approved pursuant to Schedule A, and set forth in the applicable Amendment.

       K. GUARANTEED ENERGY SAVINGS: The amount of Energy Savings, expressed in kWh and kW of demand, and which is a percentage of Estimated Energy Savings as set forth in Schedule C, guaranteed to be provided on an annual basis by means of a Phase and/or the Project pursuant to this Agreement and as set forth in each Amendment.


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       L. INCENTIVE PAYMENTS: Payments from the CPUC to Onsite on each Phase during each Phase Term in accordance with the SPC Program pursuant to which the CPUC purchases from and/or compensates Onsite for Energy Savings obtained from the SPC Benefit ECMs installed in each Phase under the applicable Amendment, all as further discussed in Section VII.

       M. M&V FEE: The amount, as set forth in the applicable Amendment but included as part of the Fixed Payment (as defined in Schedule C), that will be paid by Customer to Onsite to compensate Onsite for performing the measurement and verification services required under this Agreement and/or the SPC Program to measure and verify Energy Savings, and preparing and submitting the SPC Documentation (as defined in Section VII) and the Energy Savings reports pursuant to Section IX.

       N. PARTIES: Customer and Onsite.

       O. PARTY: Customer or Onsite.

       P. PHASE: A portion of the Project, as mutually agreed upon between the Parties pursuant to this Agreement.

       Q. PHASE COMMENCEMENT DATE: For each Phase, the earlier of (i) the date of acceptance by SDG&E of all of the ECMs installed by Onsite in the applicable Phase (via SDG&E's acceptance of any applicable report required under the SPC Program); or (ii) the date Customer executes a Certificate of Substantial Completion and Acceptance (substantially in the form attached hereto as Exhibit
2) on the Phase.

       R. PHASE PERIOD: A twelve (12) month period in a Phase Term.

       S. PHASE TERM: A term of each Phase, which shall begin on the Phase Commencement Date of the applicable Phase and end as set forth in the applicable Amendment.

       T. PROJECT: The complete range of services provided by Onsite pursuant to this Agreement, including evaluation, engineering, procurement, installation, operation and monitoring of ECMs at the Facilities, and Verification of Energy Savings, as implemented in all of the Phases.

       U. SPC BENEFIT ECMS: The ECMs for which benefits or incentives are available under the SPC Program.

       V. TOTAL CAPITAL COST: The sum of all costs for each Phase and/or the Project (and set forth on a building by building basis) associated with the installation of the ECMs, including materials, labor, subcontracts, taxes, audits, design, management, profit and contingencies, as calculated in accordance with Schedule G and set forth in each applicable Amendment.

       W. UNCONTROLLABLE CIRCUMSTANCES: Any event or condition having a material adverse effect on the rights, duties and obligations of Onsite, or the Project, if such event or condition is beyond the reasonable control, and not the result of willful or negligent action or omission or a lack of reasonable diligence, of Onsite; provided, however, that the contesting by Onsite in good faith of any event or condition constituting a change in applicable law shall not constitute or be construed as a willful or negligent action, or a lack of reasonable diligence. Such events or conditions may include, but shall not be limited to, circumstances of the following kind:

              1. an act of God, epidemic, landslide, lightning, hurricane, earthquake, fire,


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explosion, storm, flood or similar occurrence, an act of war, effects of nuclear radiation, blockade, insurrection, riot, civil disturbance or similar occurrences, or damage caused by hazardous waste stored on the project site;

              2. strikes, lockouts, work slowdowns or stoppages, or similar labor difficulties, affecting or impacting the performance of Onsite or its contractors and suppliers; or

              3. a change in law, or regulation, or an act by a governmental or judicial authority or agency; or

              4. a change in the SPC Program by SDG&E and/or the CPUC that affects the amount or frequency of the Incentive Payments, or the partial or total cessation of business by SDG&E; or

              5. a major change in the use of the Facilities (including a substantial or total cessation of business at the Facilities by Customer).

       X. VERIFICATION: The method to be used by Onsite for establishment of actual Energy Savings achieved after the ECMs have been in place for a specified time period, as specified in each Amendment.

       Y. WORK: All materials, labor, tools and supplies necessary to install the ECMs and perform all work set forth in each Amendment for the implementation of each Phase of the Project, and all services to monitor and verify Energy Savings in accordance with the monitoring and verification plan set forth in the applicable Amendment, all as set forth in the applicable Amendment.

II. EXECUTION OF AMENDMENTS; EQUIPMENT INSTALLATION. In exchange for the consideration set forth in Section VI below, Onsite will complete the evaluation, engineering, procurement, installation, operation and monitoring of ECMs utilizing the procedure as set forth on Schedule A attached hereto. Customer and Onsite will agree on individual Phases of the Project utilizing the procedure identified in Schedule A, and, in accordance with Schedule A, will amend this Agreement for each Phase. The installation of ECMs shall be done in accordance with the scope identified in Schedule A according to the specifications to be provided by Onsite. Except as otherwise set forth in this Agreement, Onsite shall obtain Customer approval of all ECMs prior to implementation of the same. Onsite will design and manage the installation of the Equipment so as to provide the standards of service and comfort described in Schedule E.

Each Amendment will set forth the specific scope of the Work to be performed on each applicable Phase. The Parties understand that information regarding the Facilities and/or proposed ECMs for each individual Phase may become known to the Parties after the execution of an Amendment, however, which information impacts the Estimated and/or Guaranteed Energy Savings, and/or the types or amount of ECMs to be installed. Accordingly, to ensure both Parties are comfortable with the specifics of each Phase, unless otherwise agreed by the Parties, the Parties shall participate in periodic design review meetings after the execution of the applicable Amendment and prior to the performance of the Work on the Phase. Based on any information that becomes known to the Parties after the execution of the Amendment, and/or as a result of these design review meetings, Onsite may modify the scope of the Work to be performed and/or ECMs to be installed so long as the financial parameters of the Phase (for example, the ratio of the cumulative net benefit to Customer to the Total Capital Cost of the Project) as originally set forth in the Amendment are maintained (including on a prorata basis), and the Total Capital Cost of the Project is not increased.


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In the event the Parties do not execute an Amendment on a Phase for which Onsite has performed a comprehensive energy audit, as set forth in Schedule A, Customer agrees that Onsite shall be reimbursed for its costs and expenses incurred in the performance of such audit, in an amount to be agreed to by the Parties but not to exceed Fifty Thousand Dollars ($50,000), via Onsite's retention from any past, present or future Incentive Payments or Customer Incentive Payments to be paid by the CPUC and/or received by Onsite (and otherwise forwarded to Customer in accordance with Section VII), to the extent any Incentive Payments or Customer Incentive Payments exist or are to be paid by the CPUC. Customer has no obligation to reimburse Onsite for such audit costs and expenses to the extent no Incentive Payments or Customer Incentive Payments are to be paid by the CPUC and/or received by Onsite.

III. CHANGE ORDER SERVICES. The Parties understand and agree that, while the intent is for Onsite to provide to Customer those ECMs set forth on in each Amendment with no significant changes or modifications thereto being required, changes and/or modifications may be required that affect the Total Capital Cost. Onsite may, with the prior written consent of Customer, substitute ECMs set forth in each Amendment with ECMs of equal or better quality that do not increase the Total Capital Cost. If either Customer or Onsite desire to significantly or substantially change and/or modify the ECMs set forth in each Amendment, or any modification increases or decreases the Total Capital Cost and/or the Estimated and/or Guaranteed Energy Savings, the Parties shall execute a Contract Change Order.

IV. OWNERSHIP OF FACILITIES. Customer owns the various buildings that comprise the Facilities, as set forth in each Amendment.

V. COMMENCEMENT DATE AND TERM OF AGREEMENT. The term of this Agreement (the "Term") shall begin on the date this Agreement is executed by Onsite and Customer, and the Conditions Precedent set forth in Section XI are satisfied, and shall end concurrent with the end of the Phase Term on the last Phase to be implemented under this Agreement, except as such Term may be earlier terminated as provided in this Agreement. Such Term may be adjusted by mutual consent based upon actual ECMs agreed upon by Customer and Onsite. If the Term is adjusted, this Agreement and Schedules C and D will be adjusted appropriately. At the end of the Term of this Agreement, provided that Customer is not in default hereunder and provided that Customer exercises its option to purchase the Equipment pursuant to Section 6 of the General Terms and Conditions, Onsite will transfer title to all Equipment to Customer, free and clear of all liens and encumbrances.

VI. ONSITE COMPENSATION. As consideration for the performance of the Work, Customer agrees to pay Onsite the Fixed Payment (as defined in Schedule C and set forth in the applicable Amendment) for the Phase Term beginning within thirty (30) days of the Phase Commencement Date. Onsite shall prepare and send to Customer, and Customer agrees to pay, a monthly invoice pursuant to Section VIII below.

VII. CUSTOMER INCENTIVE PAYMENT. Under the SPC Program, the CPUC has agreed to make certain incentive payments to Onsite to purchase from and/or compensate Onsite for Energy Savings obtained from the ECMs, all in accordance with the terms and conditions of the SPC Program (the Incentive Payments). Under the SPC Program, the Incentive Payments are due as follows: (i) forty percent (40%) of the aggregate of the Incentive Payments is due approximately upon completion of the Project and submittal to and, if required, approval by SDG&E of any documentation required under the SPC Program (collectively, the "SPC Documentation") (the "First Incentive


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Payment'); (ii) thirty percent (30%) of the aggregate of the Incentive Payments is due approximately at the end of the first year after completion of the Project and submittal and/or approval of the SPC Documentation (the "Second Incentive Payment"); and (iii) thirty percent (30%) of the aggregate of the Incentive Payments is due approximately at the end of the second year after completion of the Project and submittal and/or approval of the SPC Documentation (the "Third Incentive Payment").

Onsite agrees to forward to Customer the Customer Incentive Payment for each Phase as follows (except as otherwise set forth in Section II): Within ten (10) days of Onsite's receipt of each of the First Incentive Payment (and following Substantial Completion), the Second Incentive Payment and the Third Incentive Payment for each Phase, Onsite hereby agrees to forward to Customer the Customer Incentive Payment applicable thereto. Unless otherwise agreed by the Parties and set forth in the applicable Amendment, the Customer Incentive Payment shall be one hundred percent (100%) of the Incentive Payments.

The parties understand and agree that Onsite is utilizing the Estimated Energy Savings for purposes of estimating the Incentive Payments and thus the Customer Incentive Payment, and that the actual amount of the Incentive Payments is based on actual Energy Savings verified, calculated and paid in accordance with the terms and conditions of the SPC Program. Accordingly, in the event actual Energy Savings results in either a reduction or increase in the Incentive Payments, Onsite's only obligation to Customer regarding the Customer Incentive Payment is to forward to Customer, in accordance with this Section VII, the Incentive Payments. Nothing herein shall obligate Onsite to pay to Customer any difference between any estimated and actual Incentive Payments.

The Incentive Payments, and thus the Customer Incentive Payment, will be adjusted to reflect Changes. Should the results of annual monitoring of the ECMs by Onsite reflect any Changes, Customer (i) bears the entire risk of loss due to a reduction in the Incentive Payments and/or the Customer Incentive Payment as a result of Changes; and (ii) acknowledges and agrees that the Customer Incentive Payment may be reduced in the event of a reduction in the Incentive Payments.

VIII. ONSITE BILLING. During each Phase Term, Customer shall make one hundred forty-four (144) monthly payments calculated as follows: During each twelve (12) month period of a Phase Term (a "Phase Period"), Customer will make equal monthly payments to Onsite as set forth in Schedule C (the Fixed Payment). Onsite will submit monthly invoices to Customer for such amounts beginning after the Phase Commencement Date. Payments of these invoices will be due within thirty (30) days after Customer's receipt of the same. Customer's obligation to make these payments is absolute and unconditional in all events, subject only to
Section 15 of this Agreement regarding early termination, and is not subject to any setoff, defense, counterclaim or recoupment for any reason whatsoever including, without limitation, any failure of the Equipment to be delivered or installed, any defects, malfunctions, breakdowns or infirmities in the Equipment, any accident to or condemnation of the Equipment, any unforeseen circumstances, or any difference or shortfall of actual energy savings achieved pursuant to paragraph 6 of Schedule C. No loss of or damage to the Equipment from any cause whatsoever, nor unfitness or obsolescence thereof, shall relieve Customer of the obligation to make these payments.

Unless Onsite notifies Customer otherwise, all payments due and payable to Onsite shall be made to Onsite at the address set forth in Section X below.

IX. GUARANTEE OF ENERGY SAVINGS. Onsite guarantees that the actual Energy Savings achieved, calculated pursuant to Schedule E, will be no less that the Guaranteed Energy Savings. If the actual


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Energy Savings achieved, calculated pursuant to Schedule E, are less than the
Guaranteed Energy Savings, Onsite will pay to Customer an amount equal to such difference or shortfall. An annual reconciliation of actual Energy Savings will be made in accordance with Schedule E at the end of each Phase Period. Such annual reconciliation shall be submitted by Onsite to Customer within ninety
(90) days after the end of each Phase Period provided Onsite has direct and prompt access to Customer usage data through online data base, and annual reconciliation payments will be payable thirty (30) days after submittal to Customer by Onsite. Customer will not have the ability to offset succeeding payments pursuant to this Agreement for any such difference or shortfall. The Guaranteed Energy Savings for each Phase are based on the assumption that Customer's annual operating hours at those facilities of the Facilities covered in a Phase (the "Operating Hours"), and stipulated load profiles (the "Load Profiles") and run hours (the "Run Hours") depending on the type of Equipment (lighting or mechanical), all as set forth in the applicable Amendment. Onsite guarantees the Guaranteed Energy Savings for each Phase as set forth in each Amendment based upon the Operating Hours, and/or Load Profiles and Run Hours, as applicable. The Estimated and Guaranteed Energy Savings will be adjusted to reflect Changes. If any one of the buildings that comprise the Facilities is closed during the applicable Phase Term, the Estimated and Guaranteed Energy Savings will be adjusted accordingly.

X. NOTICES. All notices to be given by either Party to the other shall be in writing and must be delivered or mailed by registered or certified mail, return receipt requested, or sent by a nationally recognized overnight carrier addressed as set forth below or such other addresses as either Party may hereinafter designate by notice to the other. Notices are deemed delivered or given and become effective forty-eight (48) hours after deposit in the U.S. mails if mailed as aforesaid or upon actual receipt if otherwise delivered.

     To Onsite:       Onsite Energy Corporation
                      701 Palomar Airport Road, Suite 200
                      Carlsbad, CA  92009
                      Attn:  Richard T. Sperberg, CEO

     To Customer:     City of San Diego
                      1245 Caminito Centro, MS 20
                      San Diego, CA 92102
                      Attn:  Deputy Director, Facilities Maintenance Division

XI. CONDITIONS PRECEDENT. The rights, obligations and liabilities of Onsite under this Agreement shall be subject to the satisfaction or completion of each of the following conditions, which conditions may be waived at Onsite's sole option. If such conditions are not satisfied and/or completed, Onsite may, at its sole option, terminate this Agreement upon notice to Customer with no further liability to Customer.

              1. Acceptance by Onsite of Customer's creditworthiness, in the sole and absolute discretion and judgment of Onsite;

              2. Opinion of City Attorney, in a form acceptable to Onsite, that, among other things, Customer has the authority to enter into this Agreement and that this Agreement is binding upon Customer;

              3. Approval of the first or initial Phase of the Project by SDG&E pursuant to the SPC Program; and


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              4. The securing by Onsite of the financing necessary for the
Project, or the first or initial Phase thereof with a lender, and the execution by Onsite and Customer of any documentation required by such lender. Onsite will obtain Customer's consent to the selected lender, which consent shall not be unreasonably withheld.

Additionally, the rights, obligations and liabilities of Customer under this Agreement shall be subject to the approval of this Agreement, and any applicable amendments, by City Council in accordance with applicable requirements for the approval of an ordinance, which requirements include a first reading at a City Council meeting, a second reading at a City Council meeting held at least twelve
(12) days after the first reading, and the passage of a referendum period of thirty (30) days without objection. This condition may be waived by Customer at its sole option. If such condition is not satisfied and/or completed and/or waived, this Agreement shall be deemed of no force and effect, and/or Customer may terminate this Agreement upon notice to Onsite, all with no further liability to Onsite.

XII. APPLICABLE LAW. This Agreement, and the construction and enforceability thereof, shall be interpreted under the laws of the State of California without giving effect to its conflict of laws principles.

XIII. ADDITIONAL REPRESENTATIONS AND COVENANTS OF CUSTOMER. Customer (i) will do or cause to be done all things necessary to preserve and keep this Agreement in full force and effect; (ii) has complied with all bidding requirements where necessary and by due notification presented this Agreement for approval and adoption as a valid obligation on its part; (iii) has sufficient appropriations or other funds available to pay all amounts due under this Agreement for the current fiscal period; (iv) agrees that during the Term of this Agreement, the Equipment will be used by Customer only for the purpose of performing one or more governmental or proprietary functions of Customer consistent with the permissible scope of Customer's authority and will not be used in a trade or business of any person or entity other than the Customer; (v) will take no action that will cause any interest portion of any payment to become includable in gross income of the recipient for purposes of Federal income taxation under the Internal Revenue Code of 1986, as amended (the "Code"), and will take, and will cause if officers, employees and agents to take, all affirmative action legally within its power to prevent such interest from being includable in gross income for purposes of Federal income taxation under the Code; and (iv) will timely file the appropriate Internal Revenue Service Form 8038-G.

Furthermore, Customer (i) reasonably believes that funds can be obtained sufficient to make all payments due under this Agreement during the Term and agrees that it will do all things lawfully within its power to obtain, maintain and properly request and pursue funds from which such payments may be made, including making provisions for such payments to the extent necessary in each budget submitted for the purpose of obtaining funding, using its bona fide best efforts to have such portion of the budget approved and exhausting all reasonable available administrative reviews and appeals in the event such portion of the budget is not approved; (ii) intends to make the payments if funds are legally available therefor and in that regard further represented that the use of the Equipment is essential to its proper, efficient and economic operation; (iii) understands and intends that the obligation of Customer to pay the payments constitutes a current expense of Customer and shall not in any way be construed to be a debt of Customer or Onsite in contravention of any applicable constitutional or statutory limitation or requirement concerning the creation of indebtedness by Customer, nor shall anything contained in this Agreement constitute a pledge of the general tax revenues, funds or moneys of Customer; and (iv) is a state, or a political subdivision thereof, or that


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Customer's obligation under this Agreement constitutes an obligation issued on behalf of a state or political subdivision thereof, such that any interest derived will qualify for exemption from Federal income taxes under Section 103 of the Code, and that its obligations under this Agreement represent a valid deferred payment obligation for the amount set forth therein, and that Customer, having the legal capacity to enter into the same, is not in contravention of any Town/City, District, County or State statute, rule, regulation or other governmental provision.

XIV. FINAL AGREEMENT. This Agreement, together with the other Contract Documents, shall constitute the full and final agreement between the Parties as to the subject matter hereof, and may not be amended or modified except by a writing evidencing said change or changes signed by the Parties. This Agreement shall become binding when executed by Onsite and Customer. Any inconsistency in this Agreement shall be resolved by giving precedence in the following order:
(i) Amendments to this Agreement, in reverse chronological order; (ii) this Agreement; (iii) Schedules to this Agreement; (iv) General Terms and Conditions of this Agreement; and (v) Exhibits to this Agreement.

          THIS AGREEMENT IS SUBJECT TO THE GENERAL TERMS AND CONDITIONS
                     ATTACHED HERETO AND MADE A PART HEREOF.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written above.

Onsite:                                 Customer:

ONSITE ENERGY CORPORATION               CITY OF SAN DIEGO, CALIFORNIA



By:                                     By:
   --------------------------------        -------------------------------------
   Richard T. Sperberg, CEO                       Name:
                                                       -------------------------
                                             Title:
                                                   -----------------------------


Date: __________, 1999                  Date: __________, 1999


General Terms and Conditions

Schedules:
       A  -  Project Scope
       B  -  Proposed Energy Conservation Measures
       C  -  Payment Calculation
       D  -  Termination Values
       E  -  Method of Savings Calculation
       F  -  Operation and Administrative Services
       G  -  Calculation of Total Capital Cost
       H  -  Equal Opportunity Contracting Program
       I  -  Drug Free Workplace Certification


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Exhibits:
       Exhibit 1 - Form of Contract Change Order
       Exhibit 2 - Certificate of Substantial Completion and Acceptance


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                          GENERAL TERMS AND CONDITIONS

SECTION 1. OWNERSHIP OF EQUIPMENT. Onsite hereby leases to Customer and Customer hereby leases from Onsite the Equipment. Customer shall have no right, title or interest in or to the Equipment, except as expressly set forth in the Agreement. Onsite may sell or otherwise transfer all or any portion of its ownership interest in the Equipment to a third party for purposes of financing at any time during the Term of this Agreement; provided, however, that such sale or transfer shall not interfere with or in any way effect Onsite's obligations under this Agreement or Customer's right to quiet enjoyment of the Equipment. Except as specifically set forth elsewhere in this Agreement, such transferee of Onsite shall have no liability in connection with the use and/or possession of the Equipment. Customer shall at all times keep the Equipment free and clear from all encumbrances, liens and claims of any of its creditors or other third parties. At the end of the Term, Customer shall purchase the Equipment for the Termination Value pursuant to Schedule D. Onsite, at its sole option, may abandon the Equipment in place. Customer shall execute and deliver any financing statements, such as a Uniform Commercial Code ("UCC") Financing Statement (Form UCC-1), a Fixture Filing statement, continuation statements or other instruments or agreements that Onsite may require, from time to time, to confirm Onsite or its assignee/transferee's ownership of the Equipment.

Onsite shall at all times use its best efforts to keep the Facilities free from any liens or encumbrances by Onsite's contractors and/or subcontractors during the performance of the Work. Onsite further indemnifies Customer for any costs and/or expenses incurred by Customer in connection with same.

Customer acknowledges that if any assignee/transferee of Onsite is neither a manufacturer nor a vendor of equipment such as the Equipment, such assignee/transferee HAS NOT MADE, AND WILL NOT MAKE, ANY REPRESENTATION, WARRANTY OR COVENANT, EXPRESS OR IMPLIED, WITH RESPECT TO THE MERCHANTABILITY, CONDITION, QUALITY, DURABILITY, DESIGN, OPERATION, FITNESS FOR USE OR SUITABILITY OF THE EQUIPMENT IN ANY RESPECT WHATSOEVER OR IN CONNECTION WITH OR FOR THE PURPOSES AND USES OF CUSTOMER, OR ANY OTHER REPRESENTATION, WARRANTY OR COVENANT OF ANY KIND OR CHARACTER, EXPRESS OR IMPLIED, WITH RESPECT THERETO, AND SUCH ASSIGNEE/TRANSFEREE SHALL NOT BE OBLIGATED OR LIABLE FOR ACTUAL, INCIDENTAL, CONSEQUENTIAL OR OTHER DAMAGES OF OR TO CUSTOMER OR ANY OTHER PERSON OR ENTITY ARISING OUT OF OR IN CONNECTION WITH THE USE OR PERFORMANCE OF THE EQUIPMENT AND THE MAINTENANCE THEREOF.

In the event of a sale or transfer by Onsite to an assignee/transferee of all or part of Onsite's ownership interest in the Equipment, Customer's sole remedy for the breach of any manufacturer's warranty shall be against the manufacturer, and not against any assignee/transferee of Onsite, and such matter shall have no effect whatsoever on the rights and obligations of Onsite or its assignee/transferee to receive full and timely payments under this Agreement. Customer acknowledges that, unless otherwise notified by Onsite, any assignee/transferee of Onsite makes no representations or warranties whatsoever as to the existence or the availability of manufacturers' warranties.

SECTION 2. EQUIPMENT LOCATION AND ACCESS. Customer shall provide mutually satisfactory rent free space for the installation of the ECMs, and shall protect such ECMs in the same careful manner that Customer protects its own property. Customer shall provide access to the Facilities for Onsite and its contractors or subcontractors during regular business hours, or such other hours as may be requested by Onsite and are acceptable to Customer, to carry out Onsite's responsibilities under this Agreement. Onsite shall have free access to the Facilities to correct any emergency condition.

SECTION 3. OBLIGATIONS OF CUSTOMER; MAINTENANCE OF FACILITIES AND EQUIPMENT.

       a. Maintenance of ECMs. During each Phase Term and during the Term, Customer is responsible for operating and maintaining the Facilities and the ECMs in good repair, and for protecting and preserving the building envelope and the operating condition and standard performance of Customer's equipment in or on the Facilities.

Operation and maintenance of the various systems shall include: (i) regular inspections and replacement of parts or components as needed; (ii) determination of spare parts or component replacement stocking requirements; (iii) replacement schedules for major conservation measure components; (iv) specifications of preventative maintenance actions in accordance with the manufacturer's recommendations for all ECMs, measures and components; and (v) for lighting systems, spot lamp replacement and keeping an adequate quantity of spare lamps and ballasts available for spot replacement. Customer shall not tamper with or remove the ECMs from the Facilities. Customer shall not modify or alter the Equipment without the prior written consent of Onsite, which consent shall not be unreasonably withheld. Customer will notify Onsite upon the event of any breakdown, malfunction or failure of the ECMs as soon as possible after the occurrence. Onsite shall not be responsible for the maintenance and/or operation of the ECMs installed pursuant to this Agreement.

Customer agrees that all of the existing heating, ventilating, air conditioning, hydropic and lighting systems shall be maintained in the same condition or better condition as existed prior to construction of the Project. The Parties will examine said heating, ventilating, air conditioning, hydropic and lighting equipment. Customer maintenance of said equipment during the Term of this Agreement shall not unreasonably cause operational problems. During the examination, if the maintenance procedures that are not the responsibility of Onsite are found to be inadequate, Onsite shall notify Customer in writing and recommend reasonable maintenance procedures. If no changes and/or recommendations are made, Onsite is deemed to have accepted Customer's maintenance procedures as adequate.

Operation and administrative services to be performed by Onsite under this Agreement will be in accordance with this Agreement and Schedule F attached hereto and incorporated herein.

       b. Prohibition of Utility Rebates. Customer understands and agrees that the SPC Program prohibit, or may prohibit, the receipt by Customer of other rebates, incentives or financial assistance from, or the participation by Customer in, other SDG&E programs or demonstration projects, or other SPC Program for or relating to the SPC Benefit ECMs, and Customer agrees to observe such prohibitions.

       c. Access for Inspection. Customer understands and agrees that under the SPC Program, SDG&E has the right to conduct inspections (pre-installation and post-installation) and audits of the Facilities for the purpose of inspecting the Facilities and the ECMs, monitoring the operation of the ECMs, verifying Energy Savings, and otherwise evaluating the effectiveness of the Project. Additionally, Onsite has an obligation under the SPC Program to conduct similar monitoring and verification services in order to receive the Incentive Payments, and accordingly requires reasonable access to the Facilities during the Term. During each Phase Term (or such longer period as may be required by the SPC Program, including any portion of the Phase Term remaining after any early termination in accordance with this Agreement), Customer hereby consents to such inspections by SDG&E and/or Onsite, and agrees to provide to SDG&E and/or Onsite, and SDG&E and/or Onsite shall have the right of, reasonable access, upon at least fifteen (15) working days notice to Customer, to the Facilities, including any metering equipment or similar devices used in support of any measurement and verification plan attached to any Amendment, to perform such audits, inspections, monitoring and verification.

SECTION 4. PREVAILING WAGES. Customer shall notify Onsite if all or any portion of the Project, including specifically the installation of ECMs, constitutes a public works project subject to applicable prevailing wage regulations, and, in the absence of such notification of Onsite by Customer, shall indemnify, defend and hold harmless Onsite, its assigns, consultants, contractors, officers, agents and employees against any and all costs, claims, damages and liabilities arising out of or relating to the failure of Onsite or any subcontractor of Onsite to pay prevailing wages. In the absence of such notification by Customer, Onsite shall not be required to contract for the installation of the ECMs at prevailing wages.

SECTION 5. LATE PAYMENT. Interest shall accrue on any outstanding balance more than thirty (30) days past due, at the rate of prime plus two percent (2%) per annum. This remedy shall be in addition to, and not exclusive of, any other remedy available under this Agreement or applicable law. The balance is not outstanding until the invoice date of the next billing period.

SECTION 6. TERMINATION FEE. In the event this Agreement is terminated pursuant to Section 15 hereof regarding termination, Customer will be responsible for payment to Onsite of the Termination Value(s), as applicable, as set forth in Schedule D. Upon payment of the amount calculated pursuant to Schedule D, Onsite will abandon the Equipment and assign its ownership interest, if any, in the Equipment to Customer.

SECTION 7. CONSTRUCTION SCHEDULING. All construction work will be scheduled between Onsite and its contractors and Customer to minimize inconvenience to Customer's operation and personnel. Customer's operations shall have priority over construction.

SECTION 8. INSURANCE. At all times during the Term of this Agreement, including during the installation of all ECMs by Onsite, Customer either (i) shall be self-insured for; or (ii) shall maintain in full force and effect, at its expense, property and liability insurance on the Facilities and on the Equipment for the Termination Value thereof, and liability insurance for its undertakings hereunder. Customer shall provide a certificate of insurance to Onsite or its assignee/transferee naming Onsite or its assignee/transferee as the sole named loss payee (as their interests may appear) with respect to insurance for damage to or loss of the Equipment, and Onsite and its assignee/transferee shall be named as an additional insured on the liability insurance. All insurance shall provide for at least thirty (30) days advance written notice to Onsite or its assignee/transferee before cancellation or material modification thereof.

Customer shall bear the entire risk of loss with respect to any damage, destruction, loss or theft of the Equipment both during and after installation of the same by Onsite, whether partial or complete. Customer hereby irrevocably appoints Onsite or its assignee/transferee as Customer's attorney-in-fact to make claim for, receive payment of, and execute and endorse all documents, checks or drafts received in payment for loss or damage of the Equipment under any such insurance policy(ies). If insurance proceeds paid to Onsite or its assignee/transferee are insufficient to return such Equipment to its previous condition, such additional costs shall be capitalized and an appropriate adjustment will be made to the payment schedule pursuant to Schedule C and the Termination Values pursuant to Schedule D. In the event the Equipment is damaged beyond repair and Customer and Onsite or its assignee/transferee mutually agree not to replace it, the applicable portion of this Agreement shall terminate and Customer shall pay to Onsite or its assignee/transferee (i) any payments invoiced by Onsite pursuant to Section VI of this Agreement and due and owing by Customer as of the date of such agreement not to replace the damaged Equipment, and (ii) the Termination Value set forth in Schedule D related to the Equipment at the Facilities affected, net of any insurance proceeds actually received by Onsite or its assignee/transferee, and the payments due thereafter to Onsite under this Agreement shall be revised accordingly. If insurance proceeds paid to Onsite or its assignee/transferee exceed the Termination Value pursuant to Schedule D then, at Customer's sole option, Customer may terminate the portion of this Agreement related to such Equipment and Onsite or its assignee/transferee will promptly pay such excess amount to Customer.

During the installation of the ECMs on each Phase, Onsite shall provide and maintain throughout the Term of this Agreement Workers' Compensation, Comprehensive General Liability and Comprehensive Automobile Liability Insurance at the following minimum limits:

              (1) WORKERS' COMPENSATION AND EMPLOYER'S LIABILITY INSURANCE with a limit of $1,000,000 (or such higher limit as may be required by law) to provide for payment to Onsite's employees, and/or their dependents, employed on or in connection with the Work covered by this Agreement, of Workers' Compensation benefits in accordance with applicable laws.

              (2) (i) COMPREHENSIVE GENERAL LIABILITY INSURANCE covering all operations, including completed operations and contractual liability with the following limits: $1,000,000 per occurrence, $2,000,000 general aggregate and $2,000,000 completed operations aggregate; and (ii) EXCESS OR UMBRELLA LIABILITY INSURANCE with the following limits: $2,000,000 per occurrence and $2,000,000 general aggregate.

              (3) PRIMARY COMPREHENSIVE AUTOMOBILE PUBLIC LIABILITY INSURANCE covering owned, non-owned and hired automotive equipment used in connection with Subcontractor's operations with a combined single limit for bodily injury or death and property damage of $1,000,000 per accident.

              (4) ARCHITECTS AND ENGINEERS PROFESSIONAL LIABILITY INSURANCE coverage with a minimum of $1,000,000 per claim and $1,000,000 general aggregate.

In the event Onsite contracts any of the work to be performed on the Project to subcontractors, Onsite will require such subcontractors to carry and maintain the same (or substantially similar) insurance as specified above. Customer shall be included as additional insured on the Commercial Liability Insurance policy(ies) specified above. The naming of Customer as additional insured shall not obligate Customer to pay any premium on the policy(ies). Such insurance shall be primary insurance and shall contain a Severability of Interest clause with respect to each insured.

Prior to commencing implementation of the Project in accordance with this Agreement, and prior to expiration of any policy of insurance specified herein, Onsite shall deliver to Customer a Certificate(s) of Insurance (in a form acceptable to Customer) completed by Onsite and its subcontractor's insurance carrier or agent certifying that the minimum insurance coverage, as required above, is in effect and will not be canceled or changed until thirty (30) days after written notice is given to Onsite and Customer.

SECTION 9. ENVIRONMENTAL REQUIREMENTS. Customer recognizes that in connection with the performance of the Work, Onsite may encounter, but is not responsible for any work relating to, (i) asbestos or materials containing asbestos; (ii) pollutants, hazardous wastes, hazardous materials or contaminants, including without limitation ballasts that may contain PCBs (collectively clauses (i) and (ii), "Hazardous Materials"); and (iii) the storage, handling, use, transportation, treatment, disposal, discharge, leakage, detection, removal or containment thereof. The materials and activities listed in the foregoing sentence are referred to as "Excluded Materials and Activities." Customer agrees that if performance of the Work under this Agreement involves any Excluded Materials and Activities, including asbestos or materials containing asbestos, Onsite will not perform such work, and Customer will perform or arrange for the performance of such work and shall bear the sole risk and responsibility therefor. Furthermore, in handling any of Customer's property, including without limitation Hazardous Materials, Onsite neither takes title to any such property nor assumes any responsibility for the transportation, handling or disposal of such property. Customer shall be solely responsible for disposing of its property, including Hazardous Materials, in accordance with all federal, state and local laws, statutes and regulations applicable thereto and shall provide written evidence of the same to Onsite. All costs associated with work related to Excluded Materials and Activities necessary for the implementation of ECMs shall be included in the Total Capital Cost. Onsite will reimburse Customer for such costs, but such reimbursement shall not make Onsite liable for any work related thereto. Where Onsite is aware that Excluded Materials and Activities are involved with the implementation of the ECMs, it shall be identified in the audit report prepared pursuant to Schedule A. In furtherance of the foregoing, Customer agrees to release, indemnify, defend and hold harmless Onsite, its assigns, consultants, contractors, officers, agents and employees of and from all costs, claims, damages and liabilities arising out of or relating to Excluded Materials and Activities, acts or omissions of Onsite or third parties relating thereto, or injury caused thereby, excepting only such costs, claims, damages or liabilities as are the result of any willful misconduct and/or gross negligence of Onsite.

SECTION 10. EVENTS OF DEFAULT.

       a. By Customer. Upon any applicable notice and the passage of any applicable opportunity to cure without such cure being effected, each of the following events or conditions shall constitute an Event of Default by Customer:

              (1) any failure by Customer to pay Onsite its compensation required by Section VI of this Agreement for a period of more than thirty (30) days after the date of the invoice thereof;

              (2) any representation or warranty furnished by Customer in this Agreement was false or misleading in any material respect when made;

              (3) institution or any proceeding in bankruptcy, receivership or insolvency against Customer, or appointment of a trustee or receiver for Customer or for any substantial part of the Facilities, unless such proceedings are dismissed within sixty (60) days after their date of filing, or any assignment by Customer for the benefit of its creditors or a voluntary commencement by Customer of any proceeding in bankruptcy, receivership or insolvency; or

              (4) any material failure by Customer to observe or perform any material obligation of Customer under this Agreement.

If any of the events or conditions described above occurs, Onsite shall give notice to Customer of Onsite's intent to declare an Event of Default by Customer and Customer shall have a period of thirty (30) days (sixty (60) days under subsection (3)) after receipt of such notice to effect such cure.

       b. By Onsite. Upon any applicable notice and the passage of any applicable opportunity to cure without such cure being effected, each of the following events or conditions, except to the extent caused by Uncontrollable Circumstances, shall constitute an Event of Default by Onsite:

              (1) any failure by Onsite to pay Customer any amount required pursuant to this Agreement for a period of more than thirty (30) days after the amount has been established;

              (2) failure of Onsite to perform any of its responsibilities pursuant to this Agreement;

              (3) any representation or warranty furnished by Onsite in this Agreement was false or misleading in any material respect when made; or

              (4) institution or any proceeding in bankruptcy, receivership or insolvency against Onsite or appointment of a trustee or receiver for Onsite, unless such proceedings are dismissed within sixty (60) days after their date of filing, or any assignment by Onsite for the benefit of its creditors or a voluntary commencement by Onsite of any proceeding in bankruptcy, receivership or insolvency.

If any of the events or conditions described above occurs, Customer shall give notice to Onsite of Customer's intent to declare an Event of Default by Onsite and Onsite shall have a period of thirty (30) days (sixty (60) days under subsection (4)) after receipt of such notice to effect such cure. If such cure cannot reasonably be effected within thirty (30) days, Onsite shall have such further reasonable period to effect a cure provided that Onsite commences to effect the cure within such thirty (30) day period and thereafter proceeds diligently to complete such cure.

SECTION 11. REMEDIES UPON DEFAULT.

       a. By Customer. Upon the occurrence of an Event of Default by Customer, Onsite may, without an election of remedies:

              (1) exercise all remedies available at law or at equity or other appropriate proceedings including bringing an action or actions from time to time for recovery of amounts due and unpaid by Customer, and/or for specific performance, and/or for damages; or

              (2) without recourse to legal process, terminate this Agreement by delivery of a notice declaring termination, enter the Facilities and dismantle and/or remove the ECMs that have not been paid for from the Facilities without liability in any suit, action or other proceeding to Customer on account of such actions. Customer agrees to pay all costs and expenses reasonably incurred by Onsite in the exercise of any of its remedies (including reasonable attorney's fees and costs). Except for an Event of Default for failure to pay compensation owed, in the event Customer fails to perform any other duty, covenant or condition under this Agreement after thirty (30) days notice, Onsite may perform such duty at its option and invoice Customer for the cost incurred.

       b. By Onsite. Upon the occurrence of an Event of Default by Onsite, Customer shall have the choice of either of the following remedies:

              (1) exercise its option to purchase the Equipment for the Termination Value set forth on Schedule D, excluding Administrative and Finance Termination Fees; or

              (2) take those actions that would have been incumbent upon Onsite to perform and invoice Onsite. Customer agrees to immediately notify Onsite of all actions taken.

Onsite agrees to pay all costs and expenses reasonably incurred by Customer in the exercise of any of its remedies (including reasonable attorney's fees and costs). Except for an Event of Default for failure to pay compensation owed, in the event Onsite fails to perform any other duty, covenant or condition under this Agreement after thirty (30) days notice, Customer may perform such duty at its option and invoice Onsite for the cost incurred.

       c. Limitation of Remedies. Notwithstanding any provision of this Agreement which may be to the contrary other than the provision in this section c., neither Party, nor its officers, employees, agents, partners or affiliates shall be liable to the other Party, its officers, employees, agents, partners, affiliates or subcontractors, for claims for incidental, indirect, consequential or other special damages; provided, however, the foregoing limitation is not intended to apply to, and shall not be construed to limit or exclude, Customer's obligations under Section 15 of this Agreement.

SECTION 12. REPRESENTATIONS AND WARRANTIES OF BOTH PARTIES. Each Party warrants and represents to the other that (i) it has all requisite power, authority, license, permits and franchises, corporate or otherwise, to execute this Agreement and perform its obligations hereunder; (ii) its execution, delivery and performance of this Agreement have been duly authorized by, or are in accordance with, its organic instruments, and this Agreement has been duly executed and delivered for it by the signatories so authorized, as set forth in the Corporate Certificate or Partnership Authorization, as applicable, delivered by Customer if requested by Onsite and made a part hereof and constitutes a legal, valid and binding obligation of the Party; and (iii) no suits, actions or proceedings are threatened or pending that will adversely affect its ability to perform its obligations under this Agreement, except as otherwise disclosed in writing prior to the execution of this Agreement.

SECTION 13. ADDITIONAL REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF CUSTOMER. Customer hereby warrants and represents to Onsite that Customer presently intends to continue to use, for a period at least equal to the Term of this Agreement, the Facilities in a manner substantially similar to its present use, except as may have been disclosed by Customer in writing and attached hereto and made a part hereof. If Customer changes the use of any of the Facilities, Customer shall notify Onsite of the same. Customer (i) bears the entire risk of loss due to a reduction in the Incentive Payments and/or the Customer Incentive Payment as a result of any change by Customer in the use of the Facilities; and
(ii) acknowledges and agrees that the Customer Incentive Payment may be reduced in the event of a reduction in the Incentive Payments. The Parties also agree to negotiate an appropriate adjustment in the BEU as defined in and calculated pursuant to Schedule E, the Guaranteed Energy Savings and payments pursuant to Schedule C and/or a partial termination payment in accordance with Schedule D.

SECTION 14. COMPLIANCE WITH LAW AND STANDARD PRACTICES. Onsite shall perform its obligations hereunder (i) in compliance with all applicable federal, state and local laws, rules and regulations; (ii) in accordance with sound engineering and safety practices; and (iii) in compliance with any and all reasonable rules of Customer relative to the Facilities. Onsite will endeavor to obtain and be responsible for all governmental permits, consents and authorizations as may be required to perform its obligations hereunder.

SECTION 15. EARLY TERMINATION. This Agreement (or applicable portion of this Agreement) is subject to early termination upon:

              (1) failure to satisfy the Conditions Precedent identified in
Section XI of the Agreement; or

              (2) acquisition of all (but not less than all) of (i) the Equipment installed in all of the buildings that comprise the Facilities; or
(ii) the Equipment installed in one (1) or more of the buildings that comprise the Facilities by Customer upon notice to Onsite of Customer's desire to acquire the same (provided, however, that in the event Equipment is acquired under subsection (ii), this Agreement shall terminate only as to that Equipment and building); or

              (3) an Event of Default, as described by Section 10.

In case of the first event mentioned above, termination shall be without remedy or recourse by either Party against the other. In case of occurrence of the event set forth in subsections (2) or (3) above, any claims arising on account of performance prior to termination shall survive termination and Customer shall be obligated to Onsite to pay the Termination Value(s), as applicable, as set forth in Schedule D

If this Agreement (or applicable portion thereof) is terminated pursuant to this
Section 15, Onsite may retain all amounts previously paid by Customer to Onsite, and Onsite may collect and retain any amounts due and unpaid by Customer on the date of such termination. In addition, Customer will be responsible for payment of the Termination Value(s), as applicable, to Onsite as set forth in Schedule D.

SECTION 16. ASSIGNMENT; SUBCONTRACTING. Without the prior written consent of Onsite, Customer shall not (a) assign, transfer, pledge, hypothecate or otherwise dispose of this Agreement, the Equipment or any interest therein during the Term of this Agreement; or (b) sublet or lend the Equipment or permit the Equipment to be used by anyone other than Customer or Customer's employees during the Term of this Agreement. Onsite may assign any or all of its rights under this Agreement, grant a security interest in the Equipment, or sell or transfer all or part of its ownership interest in the Equipment, all for financing purposes, without the consent of Customer. Customer agrees to execute such documents reasonably requested by such assignee or transferee, or such party's agents, to reflect such assignment or transfer. Onsite may not assign its obligations under this Agreement with the prior written consent of Customer, which consent shall not be unreasonably withheld; provided, however, that Customer understands and agrees that Onsite shall enter into subcontracts for the performance of the Work, and Onsite shall have the right to subcontract any portion or part of the Work required by this Agreement to a subcontractor approved by Customer (which approval shall not be unreasonably withheld). Onsite agrees that if it contracts with any contractors or subcontractors to perform any portion of the Work hereunder or otherwise in connection with the Equipment, Onsite (i) shall be solely responsible for the employment and work performed by such contractors or subcontractors, and Customer shall have no responsibility whatever therefor (except for the conduct of Customer in connection therewith);
(ii) in employing such contractors or subcontractors, Onsite shall comply with all laws, rules, regulations and other requirements concerning such employment, and agrees that Customer shall have no responsibility whatsoever therefor (except for the conduct of Customer in connection therewith); and (iii) any repairs, maintenance, damages or other acts caused by any such contractors or subcontractors shall be the responsibility of Onsite (except the same are caused by the conduct of Customer)

SECTION 17. TAXES. Onsite will declare and pay when due, and include in the Total Capital Cost, all applicable license fees, registration fees, assessments, charges and taxes related to the installation or procurement of the Equipment pursuant to this Agreement, whether municipal, state or federal, including but not limited to sales, use and excise taxes, and penalties and interest with respect thereto. Customer will be responsible for all applicable taxes related to operation of the Equipment, including but not limited to reporting the existence of such Equipment, and all property taxes, and penalties and interest with respect thereto.

SECTION 18. SEVERABILITY. Any provision of this Agreement prohibited by, or unlawful or unenforceable under, any applicable law or any jurisdiction shall be ineffective as to such jurisdiction without invalidating the remaining provisions of this Agreement.

SECTION 19. EFFECT OF WAIVER. No delay or omission to exercise any right or remedy accruing to one Party upon any breach or default of the other Party will impair any such right or remedy or be construed to be a waiver of any such breach or default, nor will a waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval on the part of one Party of any breach or default of the other Party under this Agreement, or any Schedule, Exhibit, provision or condition hereof or thereof, must be in writing specifically set forth. All remedies, either under this Agreement, or at law or in equity or otherwise afforded to the Parties are cumulative and not alternate.

SECTION 20. USAGE OF CUSTOMER'S RECORDS. Upon reasonable notice to Customer, Onsite shall have free access to Customer's existing construction documents, equipment submittals, operation and maintenance manuals, utility usage bills and records and any other public access records for various periods of time not exceeding three (3) consecutive days. Onsite will be responsible for all costs associated with the replacement of lost, damaged or stolen Customer records assigned to Onsite. Onsite may, in accordance with copyright laws, reproduce any records for its use. Onsite shall bear all reproduction costs associated with the reproduction of Customer's records.

SECTION 21. VENDORS AND MANUFACTURERS' WARRANTIES. For the benefit of Customer, Onsite shall obtain from all vendors and manufacturers (as applicable) of the Equipment installed or materials used in the ECMs such warranties against defects and deficiencies in design, material and workmanship as are generally given in the trade to an owner or contractor. Except as otherwise set forth in this Agreement, ONSITE MAKES NO WARRANTIES OR REPRESENTATIONS OF ANY KIND WITH RESPECT TO ANY OF THE EQUIPMENT OR MATERIALS SUPPLIED BY ONSITE OR BY ANY VENDOR OF ONSITE HEREUNDER, AND ALL EQUIPMENT AND MATERIALS HEREUNDER IS DELIVERED AS IS, AND THE SOLE WARRANTIES AND REPRESENTATIONS THAT SHALL APPLY WITH RESPECT TO SUCH EQUIPMENT AND MATERIALS SHALL BE THOSE WARRANTIES AND REPRESENTATIONS, WHETHER STATUTORY, WRITTEN, ORAL, EXPRESS OR IMPLIED (INCLUDING WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE OR MERCHANTABILITY) THAT HAVE BEEN GIVEN OR MADE BY SUPPLIERS OR SUBCONTRACTORS TO ONSITE OR BY MANUFACTURERS OF SUCH EQUIPMENT TO END USERS. THIS WARRANTY IS EXPRESSLY IN LIEU OF ALL OTHER WARRANTIES EXCEPT AS ARE EXPRESSLY STATED IN THIS AGREEMENT. Onsite hereby assigns to Customer all of Onsite's interest, if any, in all equipment vendors and manufacturers' warranties and guarantees, express or implied, issued on or applicable to the Equipment installed and materials used in ECMs. Customer shall hold Onsite harmless and shall be responsible for any loss, damage or injury to persons or property caused by the Equipment. No representation or warranty by the suppliers or manufacturers is binding on Onsite nor shall breach of such warranty relieve Customer of Customer's obligations to Onsite. In no event shall Onsite be liable to Customer for special, indirect, incidental or consequential damages. The above language does not affect the Energy Savings guarantee set forth in Section IX of this Agreement.

Notwithstanding the foregoing, Onsite agrees to provide warranty administration services throughout the term of the warranty period and will manage service and/or repairs provided by individual manufacturers and subcontractors.

SECTION 22. DISPUTE RESOLUTION PROCESS.

       a. Mandatory Non-Binding Mediation. If a dispute arises out of, or relates to this Agreement, or the breach thereof, and if said dispute cannot be settled through normal contract negotiations, the Parties agree to first endeavor to settle the dispute in an amicable manner, using mandatory mediation under the Construction Industry Mediation Rules of the American Arbitration Association ("AAA") or any other neutral organization agreed upon by the Parties, such as the University of San Diego Municipal Dispute Resolution group (the "USD Group") before having recourse in a court of law.

       b. Mandatory Mediation Costs. The expenses of witnesses for either side shall be paid by the Party producing such witnesses. All other expenses of the mediation, including required traveling and expenses of the mediator, and the cost of any proofs or expert advice produced at the direct request of the mediator, shall be borne equally by the Parties, unless they agree in writing otherwise in advance. The shared costs would be minimal and are estimated at One Thousand Five Hundred Dollars ($1,500) or less for claims up to Sixty Thousand Dollars ($60,000) and Three Thousand Dollars ($3,000) or less for claims over Sixty Thousand Dollars ($60,000). If both Parties agree, then the mediation costs may increase as required for the resolution of the dispute.

       c. Selection of Mediator. A single mediator that is acceptable to both Parties shall be used to mediate the dispute. The mediator will be knowledgeable in construction aspects and may be selected from lists furnished by the AAA, the USD Group or any other neutral organization agreed upon the Parties, hereinafter called the Administrator. To initiate mediation, the initiating Party shall serve a Request for Mediation on the opposing Party. At the same time, the initiating party shall concurrently file with the Administrator the following: three (3) copies of the Request for Mediation along with the appropriate filing fees; a copy of the list of mediators marked in preference order, after striking any mediators to which the Party has any factual objection; and a copy of the calendar form designating the initiating Party's availability for the mediation hearing.

Within two (2) working days from the receipt of the initiating Party's Request for Mediation, the opposing Party shall file the following: a copy of the list of the mediators listed in preference order, after striking any mediators to which they have a factual objection; and a copy of the calendar form designating their availability for the mediation hearing.

The Administrator shall appoint the highest, mutually preferred mediator from the individual Parties' lists who is available to serve within the designated time frames.

       d. Conduct of Mediation Sessions. Mediation hearings will be conducted in an informal manner and discovery will not be allowed. All discussions, statements or admissions will be confidential to the Party's legal position. The Parties may agree to exchange any information they deem necessary.

Both Parties must have an authorized representative attend the mediation. Each representative must have the authority to recommend entering into a settlement. Either Party may have attorney(s), witnesses or expert(s) present. Either Party may request a list of witnesses and notification whether attorney(s) will be present.

Spokespersons shall be limited to Customer's Staff and Onsite, its subcontractors and/or subconsultants personnel, except that, at its option, Onsite may have an attorney present, in which event it shall advise Customer no less than three (3) working days before the mediation so that Customer may also have its attorney present. Outside experts, including attorneys, may address their specialty if approved by both Parties.

Any resultant agreements from mediation shall be documented in writing by both Parties and may be used as the basis for a Change Order or other directive as appropriate. All mediation results and documentation, by themselves, shall be non-binding and inadmissible for any purpose in any legal proceeding, unless such admission is otherwise agreed upon, in writing, by both Parties. Mediators shall not be subject to any subpoena or liability and their actions shall not be subject to discovery.

       e. Dispute Resolution Board.

              (1) If mediation is unsuccessful in settling the dispute and if both Parties agree, a non-mandatory dispute resolution board process may be used. The Parties may impanel a Dispute Resolution Board ("DB") and the DB process shall be conducted in accordance with Customer's Alternative Dispute Resolution Process, utilizing board members who are individuals who have expertise in construction. The selection process shall be administered by the AAA or any other such neutral organization selected by the Parties, hereinafter called the "Administrator." Claims made for Sixty Thousand Dollars ($60,000) or less shall be heard by one (1) DB member, and claims for more than Sixty Thousand Dollars ($60,000) shall be heard by three (3) DB members.

To initiate the DB procedures, the Parties shall jointly execute and file a "Submission to Dispute Resolution Board Procedures" request with the Administrator. Upon receipt by the Administrator of the submission form, the Administrator shall furnish to the Parties of list of individuals skilled in dispute resolution and having expertise in construction from which to select the DB. Within five (5) working days from the date the list is sent to the Parties, the Parties shall return the list to the Administrator, striking any individual to which the Parties have any factual objections and numbering the remaining in preference order. The Administrator shall appoint the highest mutually preferred individuals to the DB that are available to serve in the time frame designated above.

       (2) The costs for all DB hearings and proceedings, which includes those of either the one (1) person or three (3) person boards hearing the dispute, will be shared equally by both Parties. Fees shall be jointly negotiated by both Parties directly with the Administrator. Unless otherwise mutually agreed upon, the costs for claims up to Sixty Thousand Dollars ($60,000) shall not exceed One Thousand Five Hundred Dollars ($1,500), and costs for claims over Sixty Thousand Dollars ($60,000) shall not exceed Three Thousand Dollars ($3,000).

       (3) DB hearings will be conducted in an informal manner and discovery will not be allowed. Each Party shall have a maximum of two (2) hours for presentation, unless otherwise agreed upon. Spokespersons shall be limited to Customer's Staff and Onsite, its subcontractors and/or subconsultants personnel. Outside experts, including attorneys, may address their specialty if approved by both Parties in advance. Each Party will be given full opportunity to present its views and supporting information, including documents, drawings or other pertinent material. All such evidence and displays shall be considered confidential and shall be retained by the presenting Party. Discussions or admissions during DB discussions shall be considered as part of privileged settlement discussions, without prejudice to any Party's legal positions.

Any resultant agreements from DB hearings shall be documented in writing by both Parties and may be used as the basis for a Change Order or other directive as appropriate. All DB results and documentation, by themselves, shall be non-binding and inadmissible for any purpose in any legal proceeding, unless such admission is otherwise agreed upon, in writing, by both Parties. DB members shall not be subject to any subpoena or liability and their actions shall not be subject to discovery.

Within five (5) working days after the hearing, the DB will make its recommendations for resolution of the dispute to the Parties. The DB will strive for consensus and unanimity in its decision making. If such in unattainable, however, separate written recommendations may be made as majority or minority reports.

SECTION 23. COMPLIANCE WITH CUSTOMER'S EQUAL OPPORTUNITY CONTRACTING PROGRAM. Onsite and each of its subcontractors and/or subconsultants shall comply with Customer's Equal Opportunity Contracting Program Requirements, a copy of which is attached hereto as Schedule H and incorporated herein by this reference.

SECTION 24. DRUG-FREE WORKPLACE. Onsite agrees to comply with Customer's Drug Free Workplace requirements set forth in Council Policy 100-17, adopted by Council Resolution No. R-277952 and incorporated into this Agreement by this reference. The elements of this policy are set forth on Schedule I. Onsite shall certify to Customer that it will provide a drug-free workplace by submitting a Certification for a Drug-Free Workplace in the form to Schedule I.

SECTION 25. INDEMNIFICATION.

       (a) Indemnification and Hold Harmless Agreement. With respect to any liability, including but not limited to claims asserted or costs, losses, attorney fees or payments for injury to any person or property caused or claimed to be caused by the acts or omissions of Onsite, or Onsite's employees, agents and officers, arising out of any services performed involving this Agreement, except liability for professional services covered under subsection (b) below, Onsite agrees to defend, indemnify, protect and hold harmless Customer, its employees, agents and officers, from and against all such liability. Onsite's duty to defend, indemnify, protect and hold harmless shall not include any claims or liabilities arising from the negligence or willful misconduct of Customer, its employees, agents and officers.

       (b) Indemnification for Professional Services. As to any professional services being performed by Onsite under this Agreement, Onsite agrees to defend, indemnify, protect and hold harmless Customer, its agents, officers and employees from and against any and all claims asserted, or liability established for any damages, arising from the active or passive negligent acts or omissions of Onsite. Customer may, of its own election, conduct its defense or participate in the defense of any claim related in any way to this Agreement; provided however, that Onsite's duty to indemnify and hold harmless shall not include any claims or liability arising from the established negligence or willful misconduct of Customer, its agents, officers or employees.

       (c) Duty to Defend. Onsite further agrees that the indemnification agreement in subsections (a) and (b) above, and the duty to defend Customer, require Onsite to pay any costs and reasonable attorneys' fees Customer incurs that are associated with enforcing these indemnification provisions, and defending any claims arising from this Agreement that are the appropriate subject of indemnification provided under this Section 25; provided, however, that if Customer chooses at its own election to conduct its own defense, participate in its own defense or obtain independent legal counsel in defense of any claim related to this Agreement, Onsite shall have no obligation to reimburse Customer for the attorneys' fees and/or costs incurred in such defense or counsel.

SECTION 26. MISCELLANEOUS. All obligations of Customer, if more than one, shall be joint and several. Customer shall provide Onsite with such financial data or information relative to this Agreement and the Equipment as Onsite may reasonably request.

                       END OF GENERAL TERMS AND CONDITIONS


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